EXHIBIT 99.3


FOR IMMEDIATE RELEASE              Contact:  Tracey L. Gray
August 14, 1997                              President & COO
                                             Elcotel, Inc.
                                             (941) 758-0389

                                             William Hart
                                             Investor Relations
                                             SM Berger & Co.
                                             (216) 464-6400

       Elcotel and Technology Service Group Agree to Merge
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Sarasota, Florida  August 14, 1997   Elcotel, Inc. (Nasdaq:ECTL)
today announced that it has signed an agreement with Technology
Service Group, Inc. (Nasdaq:TSGI) to merge the operation of the two businesses.

Elcotel is the leader in sales of microprocessor-based "intelligent" payphones and network management systems to domestic private payphone operators. Technology Service Group (TSG), which is based in Atlanta, Georgia, is a leading provider of microprocessor-based intelligent payphones and network management systems to the regulated public telephone companies, a customer group Elcotel has just begun serving. Both companies have been successful in developing international programs, TSG with wireless card-only products and Elcotel with wireline card and coin products.

The merger will be accomplished by exchanging all TSG common stock for Elcotel common stock. Each share of TSG common stock outstanding immediately prior to the effective time of the merger will be converted into 1.05 shares of Elcotel common stock, irrespective of the trading prices of both stocks at the effective time. At the close of trading August 13, TSG common stock closed at 6 7/8 and Elcotel common stock closed at 6 1/4. The boards of directors of the two companies have approved the merger, which will require approval by each company's shareholders.

"This merger agreement is the result of months of discussions, meetings, and due diligence between the two companies," said C.
Shelton James, Elcotel's chairman and chief executive officer.
Mr. James will be chairman of the merged companies.

"The merger fulfills a strategic initiative on the part of both companies to diversify their businesses and establish a strong presence in the two domestic public communications markets represented by the regulated telephone company payphone operations

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and the independent private payphone operations," Mr. James continued. "At the same time, the two companies bring together complementary coin, card, wireline, and wireless payphone technology to address rapidly expanding international markets."

"We believe this merger brings together two strong players who complement each other in markets, products, services and operational strengths," commented Tracey Gray, Elcotel's president and chief operating officer. Mr. Gray will be president and chief executive officer of the merged companies.

"The two companies are well positioned to take advantage of the growth opportunities triggered by the 1996 Telecommunications Reform Act in the domestic markets and by the worldwide privatization initiatives that are creating significant demand for new technology and new suppliers in rapidly expanding public telecommunications services internationally," Mr. Gray noted. "The timing for this move is critically linked to the emergence of opportunities with wireline, wireless and smart card applications in countries around the world, where expenditures of approximately $2 billion are planned on these applications over the next two to three years. The combined resources of these two companies, and their strong position in domestic markets and growing success in international markets, will make us a strong and aggressive competition and improve the value of our shareholders' investment."

"The consolidation is expected to be accomplished with a minimum disruption to current operations," Mr. Gray added. "Many of these functions will continue to be managed and operated by current personnel in their existing facilities. A new company name will be announced at a later date."

Mr. Vincent Bisceglia, TSG's president and chief executive officer, will become the executive vice president and chief operating officer of the merged companies. Commenting on the merger agreement, Mr. Bisceglia said, "The combination of TSG and Elcotel brings together two profitable domestic public telecommunications manufacturers at an optimum point of development in a rapidly changing growth industry. The shareholders and employees of the two companies should be rewarded as a result of the merging of these two market leaders."

"We believe continuity in personnel will assure our customers that business operations will go forward without any interruption in delivery of products and services," Mr. Gray added. "In most cases, our customers will be working with the same people and the same processes. The business will be organized to focus resources on each of our markets and customers to meet their unique requirements."

The completion of the merger is subject to various conditions, including (i) approval of the stockholders of each company, (ii) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the listing of the shares of Elcotel's common stock to be issued in the merger on the

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Nasdaq National Market, (iv) the registration of shares of
Elcotel's common stock to be issued in the merger in accordance with the provisions of the Securities Act of 1933, and (v) the execution of employment agreements with Mr. James, who will be Chairman, Mr. Gray, who will be President and Chief Executive Officer, and Mr. Bisceglia, who will be Executive Vice President and Chief Operating Officer. In addition, the Board of Directors of Elcotel after the merger will consist of five Elcotel and four TSG nominees.

In connection with the merger, Wexford Partners Fund, L.P., which owns 52 percent of TSG, and Fundamental Management Corporation, which owns 17.6 percent of Elcotel, will enter into agreements including provisions for each of them to vote for the merger and restrict their sales of Elcotel securities after the merger.

For the fiscal year that ended March 30, 1997, Elcotel reported net income of $1.6 million, or $0.20 per share, on revenues of $26.8 million. TSG's net earnings for the same period were $1.1 million, or $0.22 per share, on revenues of $33.5 million.

Elcotel, Inc. based in Sarasota, Florida, designs, develops, manufactures, and markets reliable microprocessor-based public communication products and software that provide service over both domestic and international wireline and wireless telephone networks. Elcotel is the leader in sales of microprocessor-based payphone products to domestic private payphone operators.

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Statements contained in this release that are not historical facts may contain forward-looking information with respect to the company's plans, projections, or future performance, which involve certain risks and uncertainties that could cause the company's actual results to differ materially from those expected by the company. These risks and uncertainties include the risk of adverse regulatory action affecting the company's business or the business of the company's customers, the risk of competition, the risk of obsolescence of the company's products, and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.
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